Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen High Income 2020 Target Term Fund:

We consent to the use of our report dated February 28, 2017, with respect to the financial statements of Nuveen High Income 2020 Target Term Fund (the “Fund”), incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP
Chicago, Illinois
November 6, 2017